Exhibit 99.1

Media Contact:     Lisa Haines

818.676.7912

lisa.j.haines@health.net

Investor Contact: David Olson

818.676.6978

david.w.olson@health.net

HEALTH NET’S SECOND QUARTER EPS

CLIMBS 24 PERCENT TO $.63 PER DILUTED SHARE

Commercial Enrollment Growth in CA and NY, Solid Health Plan and
TRICARE Performance Highlight Results

                LOS ANGELES, August 4, 2003 — Health Net, Inc. (NYSE:HNT) today announced that 2003 second quarter earnings per diluted share climbed 24 percent to $.63, compared with $.51 per diluted share in the second quarter of 2002.

Health Net reported net income of $74,535,000 in the second quarter of 2003, an increase of 15 percent over net income of $64,735,000 in the second quarter of 2002.

Highlights of the second quarter of 2003 included:

•                  Total Health Plan enrollment increased by 50,000 members compared to the first quarter of 2003, driven by the addition of 32,000 small group members primarily in

                        California and New York.  Excluding the loss of CalPERS membership on January 1, 2003, Health Plan enrollment has increased by 154,000 members since the second quarter of 2002;

•                  The company’s margin on Earnings Before Interest Expense, Taxes, Depreciation, Amortization, Net Investment Income and Asset impairment and restructuring charges (EBITDA) improved 18 basis points to 4.7 percent compared with the second quarter of 2002.  Pretax income margin was 4.3 percent for the second quarter of 2003, a 41 basis point improvement compared with the second quarter of 2002.  A reconciliation of EBITDA margin to pretax margin calculated under GAAP is presented in a reconciliation table at the end of this news release;

•                  Operating cash flow of $29,944,000, an increase of $47,864,000 compared with the second quarter of 2002.  The company generated $111,767,000 of operating cash flow in the first half of 2003 compared with a use of cash from operating activities of $51,092,000 in the first half of 2002;

•                  A Health Plan Medical Care Ratio (MCR) of 83.6 percent, an improvement of 44 basis points compared to the second quarter of 2002, as Health Net continued to price its Health Plan products conservatively;

•                  An Administrative Ratio of 10.3 percent for the period, in line with the same period last year and a 33 basis point improvement over the first quarter of 2003;

•                  A Debt-to-Total Capital ratio of 23.1 percent, down from 28.3 percent at the end of the second quarter of 2002 and below the company’s stated target of 30 percent;

•                  Return on Equity (ROE) of 22.5 percent compared to 19.7 percent reported in the second quarter of 2002, exceeding the company’s 20 percent target for the fourth consecutive quarter.  A table showing the calculation of ROE by using adjusted net income, which excludes asset impairment and restructuring charges, and reported equity, is presented at the end of this news release;

•                  The repurchase of an additional 2,421,055 shares of the company’s common stock.  The company  has repurchased 12,569,255 shares through June 30, 2003 under the stock repurchase program announced on May 2, 2002; and

•                  Days claims payable increased by 1.3 days from the second quarter of 2002 to 53.1 days.  Reserves for claims and other settlements was $1,089,717,000 as of June 30, 2003, an increase of $103,705,000 compared with the end of 2002’s second quarter.

“Our current success is a result of building enrollment in attractive markets, a consistent G&A ratio as we implement our Health One initiatives and overall strong financial performance,” said Jay Gellert, president and chief executive officer of Health Net.

“We are especially pleased with the strong commercial enrollment growth in California.  New York’s growth was aided by favorable competitive circumstances,” Gellert added.

Revenues

Health Net’s total revenues rose 9.8 percent in the second quarter of 2003 to $2,752,302,000 from $2,505,964,000 in the second quarter of 2002.  Health plan services revenue climbed 7.3 percent to $2,259,867,000 compared to $2,106,110,000 in the second quarter of 2002, as a result of higher commercial, Medicare and Medicaid premium yields across the company’s health plans.

The overall premium yield per member per month (PMPM) in the second quarter of 2003 rose 8.7 percent compared to the same period in 2002.  The PMPM premium yield on commercial rose by 13.2 percent compared to the second quarter of 2002.

Overall, commercial enrollment declined by 1.8 percent in the second quarter of 2003 compared to the same period in 2002, primarily due to Health Net’s January 1, 2003 exit from the CalPERS account that resulted in the loss of more than 175,000 members.  Excluding the impact of CalPERS, California commercial enrollment grew by 158,000 members.  Overall commercial enrollment grew by 5.0 percent compared to the second quarter of 2002, excluding the impact of CalPERS.  The majority of the overall commercial growth came in the small group market that grew by a robust 17.8 percent compared with the second quarter of 2002.  New products and improved broker relationships continue to fuel this growth.

“We continue to believe that small group and mid-market offer excellent opportunities going forward,” Gellert commented.

In the second quarter of 2003, Health Net’s Government contracts revenue rose 26.3 percent from the second quarter of 2002, reaching $465,727,000.  This significant rise was largely due to the effects on the TRICARE program from the nation’s heightened military activity.  The company noted that an increased number of TRICARE enrollees sought care in the private sector as many military health care professionals continue to be deployed abroad.  As more care is provided in the private sector, contract costs and revenues rise.

“We are proud of our participation in the TRICARE program and the comfort it provides to our troops overseas by ensuring their families here get the care they need,” Gellert said.

Other income decreased by $3,172,000 compared to the second quarter of 2002, primarily due to the sale of a claims processing subsidiary in the second quarter of 2002.

In the second quarter of 2003, net investment income was $14,004,000, a decrease of $1,314,000 from the comparable prior year quarter, primarily due to the lower interest rate environment in 2003 compared to 2002.

Health Care Costs

Overall PMPM health plan health care costs rose by 8.1 percent in the second quarter of 2003 compared to the second quarter of 2002.  Commercial health care PMPM costs rose 12.4 percent compared with the prior year period.

Continuing 2002’s favorable trends, the health plan MCR for the second quarter of 2003 improved by 44 basis points from the second quarter of 2002 to 83.6 percent.

                “We believe that our commercial pricing discipline and moderating health care cost trends are contributing to consistent and predictable MCR trends,” Gellert explained.

Government Contracts Costs

The Government contracts cost ratio, at 95.2 percent, improved by 157 basis points compared to the second quarter of 2002.  The improved performance was the result of higher pricing on new option periods and higher change order volume.

Administrative Expenses

                In the second quarter of 2003, Health Net’s administrative ratio (G&A plus depreciation) remained flat at 10.3 percent compared to the comparable prior year quarter.  Compared to the first quarter of 2003, the administrative ratio improved by 33 basis points from 10.6 percent.  Total general, administrative and depreciation expenses were $234,430,000 in the period.  Spending on operational and systems consolidation projects continued and is expected to continue for the balance of 2003.

“Our Health Net One project is approximately halfway complete and we are encouraged that we are on schedule and on budget with this vital effort,” Gellert commented.

                Health Net’s selling expenses increased by $10,112,000 to $56,800,000 in the second quarter of 2003 compared to $46,688,000 in the same period in 2002, resulting in a selling cost ratio of 2.5 percent, a 30 basis point increase over the same period last year.  Strong growth in broker-driven segments such as small group drove this ratio higher.

Balance Sheet Highlights

Health Net’s balance sheet continued to strengthen in the second quarter of 2003, as it has consistently over the past several years.

Cash and investments as of June 30, 2003 were $1,743,697,000 compared with $1,777,258,000 as of March 31, 2003.  Continued share repurchase activity and a delayed Medi-Cal payment in June were the primary reasons for the decrease of cash and investments in the second quarter ended June 30, 2003.

The TRICARE receivable decreased by $49,823,000 from the end of the first quarter of 2003 to $92,982,000 as of June 30, 2003.  “We are pleased with the improvement in the receivable in the quarter.  We expect the receivable to increase back into the $100 - $125 million range in the third quarter,” Gellert added.

Debt remained essentially unchanged from the first quarter of 2003, and down by $120,000,000 from June 30, 2002, as the company reduced the outstanding balance on its revolving debt to zero in the third quarter of 2002.  The debt-to-total capital ratio was 23.1 percent at the end of the second quarter of 2003, well below the company’s target of 30 percent.  The debt-to-total capital ratio at the end of the second quarter of 2002 was 28.3 percent.

Reserves for claims and other settlements increased by $103,705,000 as of the end of the second quarter of 2003 versus the end of the second quarter of 2002.  Compared to the second quarter of 2002, days claims payable increased by 1.3 days, ending the quarter at 53.1 days.  The company believes that it is reserving at appropriate levels.

“We believe our reserves are consistent with our goal of accuracy and moderate conservatism,” Gellert said.

Cash Flow Strong

Cash flow from operations in the second quarter of 2003 was $29,944,000 compared to negative cash flow of $17,920,000 in the second quarter of 2002, representing an increase of $47,864,000.  This increase was achieved despite the company not receiving the June 2003 Medicaid payment of $46 million from the state of California until July.

“Strong cash flow has been a hallmark of our performance in recent years, and we expect it to continue,” Gellert noted.

Health Net repurchased 2,421,055 shares of its common stock in the second quarter of 2003.  Since the May 2002 inception of its $250 million stock repurchase program (net of exercise proceeds and tax benefits from the exercise of employee stock options), Health Net has repurchased 12,569,255 shares at an average price of $25.31 through June 30, 2003.  As of June 30, 2003, the company had $27 million remaining of its current repurchase authority.

“We believe that share repurchase is one of the best possible uses of cash flow, “ Gellert added.

Outlook

Based on currently available information, Health Net expects its improving performance to continue throughout 2003.  Accordingly, the company believes that earnings for the full year of 2003 in a range between $2.63 to $2.67 per share is reasonable based on currently available information.  The company had previously issued guidance for a range of between $2.56 and $2.60 per share for 2003.

The company further expects quarterly earnings improvement throughout 2003.  This improvement will be consistent with the company’s overall guidance for the full year and with the expectation of increasing quarterly percentage gains in earnings per share in each of the third and fourth quarters of 2003 when compared with the same quarters in 2002.

Certain matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties.  All statements other than statements of historical information provided herein may be deemed to be forward-looking statements.  Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements.  Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Cautionary Statements” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the company’s other periodic filings with the SEC.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof.  The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

As previously announced, Health Net will discuss the company’s second quarter results during a conference call with investors on Tuesday, August 5, 2003, at approximately 11:00 a.m. EDT.  To listen to the call, please dial 719.457.2649, code 788420.  A live webcast and replay of the conference call will also be available at www.health.net.  The conference call webcast is open to all interested parties.  A replay of the conference call will be available following the call on Tuesday, August 5 through Friday, August 8, 2003, by dialing 719.457.0820, code 788420.

Health Net, Inc. is one of the nation’s largest publicly traded managed health care companies.  Its mission is to help people be healthy, secure and comfortable.  The company’s HMO, insured PPO and government contracts subsidiaries provide health benefits to approximately 5.3 million individuals in 15 states through group, individual, Medicare, Medicaid and TRICARE programs.  Health Net’s subsidiaries also offer managed health care products related to behavioral health, dental, vision and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.health.net.

#              #              #

[seven pages of tables follow]

Health Net, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Second Quarter	Third Quarter		Fourth Quarter	First Quarter	Second Quarter
	Ended	Ended		Ended	Ended	Ended
	June 30,	September 30,		December 31,	March 31,	June 30,
REVENUES:	2002	2002		2002	2003	2003
Health plan services premiums	$2,106,110	$2,172,607		$2,215,384	$2,234,568	$2,259,867
Government contracts	368,660	377,439		403,088	453,556	465,727
Net investment income	15,318	18,214		16,457	13,075	14,004
Other income	15,876	9,390		13,182	11,822	12,704
Total revenues	2,505,964	2,577,650		2,648,111	2,713,021	2,752,302

EXPENSES:
Health plan services	1,769,753	1,799,629		1,841,235	1,861,190	1,888,966
Government contracts	356,885	366,873		387,629	437,542	443,549
General and administrative	204,484	212,446		225,095	224,163	219,977
Selling	46,688	50,843		54,209	54,636	56,800
Depreciation	15,132	17,154		16,068	15,011	14,453
Amortization	2,847	1,734		993	669	669
Interest	10,338	9,837		9,862	9,762	9,769
	2,406,127	2,458,516		2,535,091	2,602,973	2,634,183
Asset impairment and restructuring charges	-	12,167	(b)	48,170 (d)	-	-
Net loss on assets held for sale and sale of businesses	2,600 (a)	2,400	(c)	-	-	-
Total expenses	2,408,727	2,473,083		2,583,261	2,602,973	2,634,183

Income before income taxes	97,237	104,567		64,850	110,048	118,119
Income tax provision	32,502	35,543		19,797	41,819	43,584

Net income	$64,735	$69,024		$45,053	$68,229	$74,535

Basic and diluted earnings per share:
Basic	$0.52	$0.55		$0.37	$0.57	$0.64
Diluted	$0.51	$0.55		$0.36	$0.57	$0.63

Diluted earnings per share before other items:
Income from operations - Diluted	$0.51	$0.55		$0.36	$0.57	$0.63
Asset impairment and restructuring charges	-	0.06	(b)	0.24 (d)	-	-
Net loss on assets held for sale and sale of businesses	0.01 (a)	0.01	(c)	-	-	-
Net income before other items	$0.52	$0.62		$0.60	$0.57	$0.63

Weighted average shares outstanding:
Basic	125,620	124,963		122,444	118,972	116,446
Diluted	127,800	126,091		123,999	120,577	118,631

Ratios:
Health plan services MCR	84.0%	82.8%		83.1%	83.3%	83.6%
Government contracts cost ratio	96.8%	97.2%		96.2%	96.5%	95.2%
Administrative ratio ((G&A+Dep) / (HP serv rev + Other income))	10.3%	10.5%		10.8%	10.6%	10.3%
Selling costs ratio (Selling costs / HP serv rev)	2.2%	2.3%		2.4%	2.4%	2.5%
Days claims payable	51.8	52.8		52.8	52.0	53.1

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	June 30,	September 30,	December 31,	March 31,	June 30,
	2002	2002	2002	2003	2003
ASSETS
Current Assets
Cash and cash equivalents	$672,978	$827,036	$841,164	$869,340	$788,296
Investments - available for sale	953,591	930,065	1,008,975	907,918	955,401
Premiums receivable, net	167,929	142,737	166,068	130,325	184,239
Amounts receivable under government contracts	128,653	106,291	78,404	142,805	92,982
Reinsurance and other receivables	113,504	100,245	108,147	104,242	114,327
Deferred taxes	74,092	78,319	78,270	77,469	77,314
Other assets	97,099	99,462	91,376	78,103	95,654
Total current assets	2,207,846	2,284,155	2,372,404	2,310,202	2,308,213
Property and equipment, net	253,405	242,705	199,218	197,823	198,502
Goodwill, net	762,360	762,066	762,066	762,066	762,066
Other intangible assets, net	24,942	23,269	22,339	21,734	21,129
Deferred taxes	18,627	-	-	-	-
Other noncurrent assets	139,689	126,953	110,650	163,933	157,387
Total Assets	$3,406,869	$3,439,148	$3,466,677	$3,455,758	$3,447,297

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Reserves for claims and other settlements	$986,012	$1,077,923	$1,036,105	$1,114,687	$1,089,717
Health care and other costs payable under government contracts	203,741	227,666	224,235	235,758	236,935
Unearned premiums	63,830	62,550	178,120	79,622	73,905
Accounts payable and other liabilities	272,636	268,702	263,590	273,008	264,186
Total current liabilities	1,526,219	1,636,841	1,702,050	1,703,075	1,664,743
Revolving credit facility and capital leases	120,000	-	-	-	-
Senior notes payable	398,750	398,785	398,821	398,856	398,892
Deferred taxes	-	10,886	9,705	8,513	8,618
Other noncurrent liabilities	47,447	46,677	47,052	48,491	49,000
Total Liabilities	2,092,416	2,093,189	2,157,628	2,158,935	2,121,253

Stockholders' Equity
Common stock and additional paid-in capital	720,642	724,235	730,626	740,296	760,430
Restricted common stock	1,034	1,913	1,913	5,070	6,229
Unearned compensation	(914)	(1,672)	(1,441)	(4,617)	(5,278)
Treasury Class A common stock, at cost	(124,201)	(172,072)	(259,513)	(347,825)	(413,918)
Retained earnings	712,302	781,326	826,379	894,608	969,143
Accumulated other comprehensive income	5,590	12,229	11,085	9,291	9,438
Total Stockholders' Equity	1,314,453	1,345,959	1,309,049	1,296,823	1,326,044
Total Liabilities and Stockholders' Equity	$3,406,869	$3,439,148	$3,466,677	$3,455,758	$3,447,297

Debt-to-Total Capital Ratio	28.3%	22.9%	23.4%	23.5%	23.1%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter
	Ended	Ended	Ended	Ended	Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2002	2002	2002	2003	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$64,735	$69,024	$45,053	$68,229	$74,535
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Amortization and depreciation	17,979	18,888	17,061	15,680	15,122
Loss on assets held for sale and sale of businesses	2,600	2,400	-	-	-
Asset impairments	-	10,647	48,170	-	-
Other changes	3,210	(2,842)	(1,350)	1,675	1,842
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable	(25)	25,192	(23,331)	35,743	(53,914)
Unearned premiums	(6,867)	(825)	115,570	(98,498)	(5,717)
Other assets	(12,854)	34,010	(820)	18,737	(27,657)
Amounts receivable/payable under government contracts	(40,084)	46,287	24,456	(52,878)	51,000
Reserves for claims and other settlements	(40,980)	91,911	(41,401)	78,582	(24,451)
Accounts payable and other liabilities	(5,634)	(6,136)	(849)	14,553	(816)

Net cash (used in) provided by operating activities	(17,920)	288,556	182,559	81,823	29,944

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	19,502	163,462	107,653	27,520	107,591
Maturities of investments	88,998	106,853	90,358	193,664	113,105
Purchases of investments	(93,824)	(216,235)	(275,483)	(161,339)	(249,283)
Net purchases of property and equipment	(16,021)	(8,563)	(8,777)	(13,529)	(15,060)
Cash paid from the sale of businesses, net of cash received	-	(5,474)	-	-	-
Restricted investments and other activity	(1,337)	(11,875)	(1,964)	(16,526)	(14,317)

Net cash (used in) provided by investing activities	(2,682)	28,168	(88,213)	29,790	(57,964)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	33,834	3,140	5,478	6,931	15,187
Borrowings under term loan promissory note	-	-	-	-	5,680
Repurchases of common stock	(28,370)	(45,806)	(85,500)	(90,319)	(68,092)
Repayment of dept and other noncurrent liabilities	(99)	(120,000)	(196)	(49)	(5,799)
Net cash provided by (used in ) financing activities	5,365	(162,666)	(80,218)	(83,437)	(53,024)

Net (decrese) increase in cash and cash equivalents	(15,237)	154,058	14,128	28,176	(81,044)

Cash and cash equivalents, beginning of period	688,215	672,978	827,036	841,164	869,340
Cash and cash equivalents, end of period	$672,978	$827,036	$841,164	$869,340	$788,296

Health Net, Inc.

Notes to Condensed Consolidated Statements of Operations

Notes:

(a)	Represents estimated pretax loss on the sale of EOS claims processing subsidiary completed on July 1, 2002.

(b)

Pretax charges for:  $3.6 million in other-than-temporary decline of an investment available for sale, $7.1 million write-off of a transaction related investment, and a $1.5 million true-up for the Q3 2001 restructuring plan.

(c)	Represents estimated pretax loss on a property held for sale.

(d)	Pretax impairment charge for write-off of investment in MedUnite of $12.4 million and the impairment of IT assets of $35.8 million.

Health Net, Inc.

Dollars in Thousands

Reconciliation of Pretax Margin to EBITDA Margin

		Q2 2003		Q2 2002
		Pretax	EBITDA*	Pretax	EBITDA*
	Operating Income Measure
	Income Before Taxes	$118,119	$118,119	$97,237	$97,237
	Plus: Interest Expense		9,769		10,338
	Plus: Depreciation and Amortization		15,122		17,979
	Less: Investment Income		(14,004)		(15,318)
	Plus: Charges		-		2,600
(a)	Operating Income Measure	$118,119	$129,006	$97,237	$112,836

	Revenues
	Total Revenues	$2,752,302	$2,752,302	$2,505,964	$2,505,964
	Less: Investment Income	-	(14,004)	-	(15,318)
(b)	Adjusted Revenues	$2,752,302	$2,738,298	$2,505,964	$2,490,646

=(a) / (b)	Margin Calculation	4.3%	4.7%	3.9%	4.5%

* EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, investment income and asset impairment and restructuring charges.  EBITDA should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted in the United States nor should it be considered as an indicator of the company's overall performance.  EBITDA is a measure commonly used by analysts, investors, and other interested parties in the health care industry; however, our method of calculating EBITDA may be different from the method used by other companies and therefore comparability may be limited.  We use EBITDA margin as an important indicator of the quality of our operating earnings, and we believe this measure gives the reader a more complete understanding of our operating results.

Health Net, Inc.

Dollars in Thousands

Reconciliation of Return on Equity on a Reported versus an Adjusted Basis

		Q2 2002	Q3 2002	Q4 2002	Q1 2003	Q2 2003
	Reported Net Income	$64,735	$69,024	$45,053	$68,229	$74,535
(a)	4-Quarter Net Income					256,841

	Reported Equity (as of period end)	1,314,453	1,345,959	1,309,049	1,296,823	1,326,044
(b)	5-Quarter Average Equity					1,318,466

= (a) / (b)	Return on Equity - Reported Basis					19.5%

	Adjusted Net Income
	Reported Net Income	$64,735	$69,024	$45,053	$68,229	$74,535
	FAS 142 Asset Impairment Charge, after tax	-
	Plus: Asset impairment and restructuring charges, after tax	-	8,031	29,551	-	-
	Plus: Net loss on assets held for sale and sale of businesses, after tax	2,600	1,584	-	-	-
	Adjusted Net Income	67,335	78,640	74,604	68,229	74,535
(c)	4-Quarter Adjusted Net Income					296,008

	Reported Equity (as of period end)	1,314,453	1,345,959	1,309,049	1,296,823	1,326,044
(d)	5-Quarter Average Equity					1,318,466

= (c) / (d)	Return on Equity - Adjusted Basis					22.5%

Return on Equity (ROE) represents earnings divided by average equity.  ROE should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted in the United States nor should it be considered as an indicator of the company's overall performance.  ROE is a measure commonly used by analysts, investors, and other interested parties in the health care industry; however, our method of calculating ROE may be different from the method used by other companies and therefore comparability may be limited.  We use ROE as an important indicator of the return the company generates for its shareholders, and we believe this measure gives the reader a more complete understanding of our operating results.

Health Net, Inc.

Medical Covered Lives at June 30, 2003

(in Thousands)

	Commercial			Medicare Risk			Medicaid			ASO			Insured Subtotal
	6/03	3/03	6/02	6/03	3/03	6/02	6/03	3/03	6/02	6/03	3/03	6/02	6/03	3/03	6/02

Arizona	119	115	137	37	37	41	-	-	-	-	-	-	156	152	178
California	1,639	1,609	1,661	101	102	106	726	721	703	2	2	2	2,468	2,434	2,472
Connecticut	276	280	315	28	28	30	106	108	98	58	58	60	468	475	503
New Jersey	291	290	293	-	-	-	48	48	50	19	19	2	357	356	344
New York	272	254	248	6	6	7	-	-	-	10	10	11	287	270	266
Oregon	101	97	80	0	0	-	-	-	-	-	-	-	101	97	80
Pennsylvania	28	32	42	-	-	4	-	-	-	-	-	-	28	32	46

Life Companies	0	0	1	-	-	-	-	-	-	-	-	-	0	0	1

Total	2,725	2,676	2,776	172	173	188	880	877	851	89	89	75	3,865	3,815	3,890

Year over Year		(2)%			(9)%			3%			18%			(1)%

Sequential		2%			(1)%			0%			(1)%			1%

	6/03	6/02	Year over Year
TRICARE*
Active Duty Dependents	671	640	5%
Retirees	807	819	(1)%
Total TRICARE	1,478	1,459	1%

* Best estimate based on available government data